EXHIBIT 5

Dr. Stefan Sulzer, LL.M. Head Corporate Finance Legal	Novartis International AG Legal Forum 1 2.25 Postfach 4002 Basel Switzerland Tel +41 61 324 34 14 Fax +41 61 324 53 72 E-Mail stefan.sulzer @novartis.com

Novartis AG Lichtstrasse 35 4056 Basel Switzerland

5 March 2009

Re: Registration on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 43,000 ordinary shares of Novartis, nominal value CHF 0.50 per share (the “Ordinary Shares”) for delivery under the Novartis ADS Direct Plan in the form of American Depositary Shares (“ADSs”), each ADS currently representing the right to receive one (1) Ordinary Share

I am the Head Corporate Finance Legal at Novartis International AG and have acted as in-house counsel to Novartis AG, a company organized under the laws of Switzerland (“Novartis”), in connection with the Registration Statement referenced above.

The number of Ordinary Shares included in the Registration Statement includes:

(1) Ordinary Shares which underlie ADSs that are purchased in the open market or in privately negotiated transactions in the manner described in the Registration Statement; and

(2) treasury or newly issued Ordinary Shares of Novartis, to be deposited with the Depositary pursuant to the Deposit Agreement among Novartis, the Depositary and holders and beneficial owners of ADSs issued thereunder, dated as of May 7, 2001 (a copy of which is filed as an exhibit to Novartis’ registration statement on Form F-6, Registration No. 333-13446 (the “Deposit Agreement”)), and to be represented by newly issued ADSs.

I have not investigated the laws of any jurisdiction other than Switzerland, and do not express an opinion on the laws of any jurisdiction other than Switzerland. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

On the basis of the foregoing, I am of the opinion that, upon issuance, delivery and full payment therefor, in the manner described in the Registration Statement and in accordance with terms of the Deposit Agreement, the Ordinary Shares included in the Registration Statement will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Miscellaneous—Validity of Ordinary Shares” in the prospectus forming a part of the Registration Statement.

Yours sincerely,

/s/ Stefan Sulzer
Dr. Stefan Sulzer